UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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XAI Floating Rate & Alternative Income Trust
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●	Hi, I’m Kimberly Flynn, president of XA Investments.

●	Last week, the XFLT Board announced a liquidity plan to provide shareholders with near-term opportunities for liquidity and support the long-term performance of the Fund.

●	This plan will be implemented following shareholders’ approval of the King Street Sub-Adviser, which is currently serving as XFLT’s interim sub-adviser.

●	The Board and management team have been listening to shareholders’ feedback and we wanted to provide more clarity on the elements of the liquidity plan, which includes an initial tender offer and a discount management program designed to support lasting discount improvement.

●	We all want XFLT shareholders to have the information they need to make an informed decision ahead of the August 6th Special Meeting of Shareholders.

●	So, how does it work?

●	Following shareholders’ approval of the King Street Sub-Adviser, the Fund plans to conduct an initial tender offer for up to 12.5% of common shares at 98% of the value of the Fund’s underlying holdings, also known as NAV or net asset value.

●	This initial tender offer would launch within 45 days of the approval of the King Street Sub-Adviser—creating a tangible benefit for shareholders in the near term.

●	After the first tender offer, the Fund would plan to provide two contingent tender offers approximately 13 months and 25 months following the completion of the initial tender. These contingent tender offers would be for up to an additional 12.5% of shares in total.

●	These contingent tender offers will occur if the Fund’s discount persists above a certain threshold or if performance does not meaningfully improve through discount and NAV performance conditions, respectively.

●	Specifically, these additional tender offers would provide shareholders the opportunity to sell shares at 98% of NAV unless: (1) the Fund’s market discount narrows below 15% for 15 out of 20 trading days during the last quarter of each 12 month period, or, (2) the Fund’s NAV increases by $0.25 from the NAV after the initial tender offer, taking into consideration any changes to the Fund’s distribution rate.

●	To illustrate the NAV performance condition further, assuming the current $0.225 monthly distribution rate per share is maintained, the first contingent tender will occur unless the Fund distributes approximately $2.70 per share over a 12-month period—that’s $0.225 each month—and generates an additional $0.25 per share of NAV appreciation over this timeframe.

●	That would equate to approximately $2.95 per share of total value creation over the measurement period. That is a one-year total return of 13% using today’s NAV.

●	Any increase or decrease in distributions would still require the $2.95 per share in value creation, as the NAV condition would adjust accordingly.

●	Our intention is to generate real value for shareholders.

●	Our Board believes that through the approval of the King Street Sub-Adviser and resulting implementation of the liquidity plan, XFLT shareholders will have a real path forward.

●	The XFLT Fund Board continues to take action on behalf of all shareholders, with the goal of enhancing performance and the long-term value of the XFLT investment.

●	For these reasons, the Fund Board and I urge shareholders to vote “FOR” the proposal on the WHITE proxy card.

●	We are asking you to please vote your XFLT shares today.